Exhibit 99.1

JACKSONVILLE BANCORP, INC. ANNOUNCES

RIGHTS OFFERING TO EXISTING SHAREHOLDERS

JACKSONVILLE, FLA., April 26, 2013 / PRNewswire / - Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank, announced today that it intends to conduct a rights offering to existing shareholders of up to $5 million. The proposed rights offering would be made through the distribution of nontransferable subscription rights to all eligible shareholders as of a record date, which has yet to be determined. Certain shareholders who were offerees in the Company’s December 2012 private placement will not be eligible to receive rights. The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) to register the 10 million shares of common stock underlying the rights. The Company intends to distribute the rights, and commence the offering, promptly after its registration statement is declared effective by the SEC.

Under the terms of the proposed rights offering, eligible shareholders will receive, at no charge, one right for each share of common stock held as of the record date. The number of shares of common stock for which each right is exercisable (the subscription ratio) has yet to be determined. The exercise price of the rights will be $0.50 per whole share of common stock, which is the same price, on an as-converted basis, at which shares of the Company’s Series A Preferred Stock were sold in the Company’s December 2012 private placement. The Company will provide notice of the record date and subscription ratio in the future, when they are determined.

The proposed rights offering will also include an oversubscription privilege, which will entitle a shareholder who exercises its entire basic subscription privilege the right to purchase additional shares of common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges, subject to the availability and pro rata allocation of shares among persons exercising this oversubscription privilege, and other limitations described in the registration statement.

The Company intends to offer any shares not subscribed for in the rights offering through a subsequent public offering, at the same subscription price of $0.50 per share of common stock. The proceeds from the rights offering and public offering are expected to provide additional liquidity for working capital and general corporate purposes, mainly for the subsidiary bank.

The Company has filed the registration statement relating to the securities with the SEC but it has not yet become effective. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction.

The rights offering will be made only by means of a prospectus, copies of which will be mailed to all eligible record date shareholders. When available, copies of the prospectus relating to the rights offering may be obtained from the subscription agent for the rights offering:

Registrar and Transfer Company

(800) 368-5948 or info@rtco.com

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $565 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to conduct, and the results of, the rights offering; our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on  forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated herein by reference.

CONTACT: Valerie Kendall, (904) 421-3051